SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME: CATALYST FUNDS

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

      5 Abbington Drive
      Lloyd Harbor, NY  11743

TELEPHONE NUMBER:

      (631) 549-1859

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

      Isobel L. Szilagyi
      Catalyst Capital Advisors LLC
      5 Abbington Drive
      Lloyd Harbor, NY  11743

CHECK APPROPRIATE BOX:

      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

       /X/ Yes    / / No

                                   SIGNATURES

      Pursuant to the requirements of Investment Company Act of 1940, the Trustee of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Lloyd Harbor and State of New York on this 17th day of March, 2006.

ATTEST:                                  CATALYST FUNDS

/s/                                      /s/
------------------------------------     --------------------------------------
By: Jerry Szilagyi, Secretary            By: Isobel L. Szilagyi, Trustee